Exhibit 99.4

SETTLEMENT AGREEMENT

The Undersigned:
A.
CIBER International B.V. (hereinafter to be referred to as: 'CIBER'), a private limited company under Dutch law with registered office in Amsterdam, at the Amstelveenseweg 88·1{1075 XJ), the Netherlands, hereby legally represented by Mr. Claude J. Pumilia, Executive Vice President & Chief Financial Officer Ciber, Inc. sole shareholder of CIBER International B.V., and

B.	Mr. T.J.C.van den Berg, (hereinafter to be referred to as 'the Employee') born on May 26, 1963, residing in Eindhoven, Ministerlaan 24 (5631 NC), the Netherlands;

CIBER and Employee hereinafter to be referred to as:  “Parties”

Whereas:

1.	Employee has entered into the service of (the legal predecessor) CIBER on December 2,1999 at a salary of € 30.597,50 gross per month {including 8% holiday allowance and bonus);

2.
Parties acknowledge that an increasing difference of opinion has arisen as to the way in which the Employee's position is to be fulfilled. Despite discussions between Parties on this matter, this difference of opinion has proved to be unbridgeable and CIBER has had to conclude that a termination of the employment is unavoidable;

3.
Due to this development the Employee has received an invitation to a shareholders meeting on 5 December 2012- which meeting has been adjourned by mutual agreement untilfurther notice – where the proposed dismissal as Managing Director of CIBER is on the agenda.  Meanwhile, the Employee has already been released from his position as Vice-President-Strategic Accounts leader at CIBER, Inc.;

4.
CIBER emphasizes that the Employee is not to blame and that there is no urgent cause ("dringende reden") as mentioned in article 7:678 Dutch Civil Code ("DCC") or any other gross misconduct on the part of the Employee that has served at the basis of this settlement agreement;

5.	Parties have agreed that the Employee’s employment with CIBER will be terminated, under the terms and conditions set forth in this agreement (hereinafter to be referred to as: “Agreement”);

Hereby agree as follows:

Termination

1.
Parties herewith, on the initiative of the Employer, terminate the existing employment contract between Parties by mutual consent with effective date 31 December 2012 (hereinafter to be referred to as "Termination Date"}.The termination will be formalized through the District Court via a 'pro forma ontbindingsprocedure' for which parties exchange draft documents before sending them to court after having given their consent.

Exemption from working activities and settlement of accounts

2.
From the date of signing this Agreement up to the Termination Date, the Employee will be exempted from his duties (paid leave) while retaining his salary including holiday allowance until the end of the employment contract. Any outstanding expenses will be reimbursed to Employee In accordance with applicable procedures.

3.
At the Termination Date, CIBER will draw up a final settlement of accounts including the remaining total 8% holiday allowance and 10 holidays. Any remaining outstanding holidays are considered to be taken at the Termination Date.

Financial compensation

4.
CIBER shall pay the Employee the amount of € 877.752,72,- gross plus the gross amount equal to salary and emoluments regarding the notice period from 1 January until 1 March 2013 as a compensation for the notice period  (hereafter: the "Compensation") as financial compensation for the termination of his employment with CIBER, and, if any, the Joss of future income and benefits (including pension) as a result thereof.  CIBER will pay the Compensation within a period of one (1) month after the Termination Date after the Employee has complied with article 11 (returning of property) of this Agreement.

5.
The Compensation will be paid into a bank account designated by the Employee, after deduction of taxes and social security contributions as required by law, or in any other way indicated by Employee provided that this is permitted under the applicable legislation.

6.
If the Employee wishes to apply the full sum of the Compensation or any partthereof to the purchase of a "stamrecht"  (annuity; future right to periodic payments ) CIBER shall not object provided that CIBER does not incur any additional costs and further on the condition that Employee proves that the "stamrecht" fullfils all legal requirements, including an approval of the Tax Authorities and a ruling of the

Inspector of Direct Taxes, which shows that CIBER is not required to make any deductions or pay any fines whatsoever.

7.
The Employee herewith declares that at the moment of signing this agreement he has not engaged in other work nor has any actual prospect of another job  opportunity in the near future. In the absence of which the employee is not entitled to an amount of € 734.340.- gross, a part of the Compensation as mentioned in  article 4, in which case any obligation for CIBER to pay out such a Compensation to Employee becomes void. If the Compensation is already paid to the Employee, the Employee then is obliged to reimburse these Compensations to CIBER..

Ciber, Inc. Equity

8.
With regard to the Employee's entitlements to unvested stock options and restricted stock units, the··applicable program will be executed until 1 March 2014 which means that vesting on the normal schedule will occur until March 1, 2013. At that  point, all outstanding equity that would vest between March 1, 2013 and March 1, 2014, will vest immediately. No vesting will continue past March 1, 2013. The accelerated vesting is occurring pursuant to the employment agreement and not pursuant to the applicable stock option program.  CIBER will treat the termination as 'not for cause'.

Communication

9.
Ciber will send out a neutral message to the organization to inform Employee's colleagues about the amicable departure, after having consulted with the Employee, whereby parties will take up a reasonable position.

Return of property

10.
The Employee shall return all property of CIBER as described in article 14 of his employment agreement within one week after having signed this agreement. The Employee confirms that he will not retain copies of any property or materials.

Pension, insurances and reimbursements

11.	With effect from the Termination Date, the Employee's participation in the Employer's company schemes and any group insurance policies taken out via the Employer will end.

12.	CIBER will settle the Employee's pension rights In accordance with the applicable regulations governing pensions.

13.	With effect from the Termination Date, CIBER will stop all reimbursements, including regarding the car allowance and, if any, the apartment.

Right of Offset

14.
In addition to article 15 of the employment agreement CIBER will also have the right to set off against the final payment and/or the severance payment as mentioned in article 4 above, any payments owed by CIBER to the tax and/or social security authorities with regard to the split salary arrangement now it has turned out that the underlying factual situation has not been and is not In accordance with the legal requirements applicable. The amount involved with the correction of the salary split arrangement as calculated by KPMG is € 91.300 Ciber has provided

Confidentiality and restrictive covenants

15.	The articles 17 and 18 of the employment agreement, including the Schedule regarding the protection of business interests will remain in full effect.

16.
As to article 19 of the employment contract and the related schedule, Ciber will grant the Employee a waiver with regard to the ASML Netherlands which  will be done in the mutual interest of Ciber and the Employee. Moreover, the Employee is allowed to request further waiver on a case to case basis to be decided upon solely by Ciber. Such requests should be directed to Ciber’s Senior Vice President, Human Resources.

Secrecy

17.
Parties will not disclose any information and/or other documentation that refers to the (reached) settlement between parties and therefore will also keep this Agreement secret to third parties, unless statutory obliged thereto. Furthermore, Parties will refrain from negative remarks regarding each other.

Resignation Board Positions

18.
The Employee hereby resigns as board member of all affiliated CIBER companies where he is a member of the (supervisory) board. This resignation shall be formalized by a letter from the Employee to be sent to Ciber's General Counsel at the same day as signing this agreement (appendix).The Employee shall cooperate with all formalities required regarding the resignation under the jurisdictions of the countries where these companies are listed /located. The companies concerned, as known to CIBER International at the date of signing this agreement, are listed in the appendix.

Discharge

19.
After fulfilling the obligations under this Agreement the Employee shall not have any claims against CIBER under either the employment contract, its termination or otherwise and CIBER shall not have any claims against the Employee on account of the employment, its termination or otherwise and the Parties shall grant each other full and final discharge in that respect.

Miscellaneous

20.
The purpose of this Agreement Is to resolve any and all foreseeable and unforeseeable disputes. After the provisions of this Agreement have been fulfilled, the parties will have no further claims of any nature against each other and will grant each other full and final discharge.

21.
This Agreement contains all arrangements made between the parties and replaces any and all previous arrangements, both oral and in writing including correspondence in relation to such matters. Amendments to this Agreement will be valid only if agreed in writing.

22.
If a change in any law or regulations has tax consequences for any payment ensuing from this Agreement, parties will consult with each other about the consequences in order to reach a reasonable solution for both parties for the situation.

23.	Insofar as necessary, the parties expressly waive the right to invoke error in respect of this Agreement and/or to terminate or cause the termination of this Agreement.

24.	This Agreement will constitute a settlement agreement (‘vaststelllngsovereenkomst’) in accordance with article 7:900 and further of the Dutch Civil Code.

Law and jurisdiction

25.	This Agreement shall be construed in accordance with and governed by the laws of the Netherlands.

26.	All disputes arising from or in connection with this Agreement shall be submitted to the competent Court of the Netherlands in Amsterdam.

Agreed and signed in two copies by the Parties at the date and place mentioned hereunder:

CIBER International B.V.		Employee

BY:	s/s Claude J. Pumilia	BY:	s/s Thomas van den Berg
Printed Name: Claude J. Pumilia		Printed Name: : Mr. T.J.C. van den Berg
Date: December 7, 2012		Date: December 7, 2012
Place: Eindhoven

  Ciber Subsidiary and Affiliates Boards (Managing or Supervisory) of which Tom van den Berg is a Director
  As of December 7, 2012.

  CIBER Danmark AS (Denmark)
  CIBER AG (Germany)
  CIBER Managed Services (Germany)
  TopContracts (Germany)
  Ciber International B.V. (Netherlands)
  C.I.B.E.R. SL (Spain)
  CIBER Solutions (Spain)
  C.I.B.E.R. Sweden AB (Sweden)
  CIBER Norge AS (Norway)
  CIBER Pty Ltd. (Australia)
  CIBER Ltd. (New Zealand)
  CIBER Polska Sp. z.o.o. (Poland)
  CIBER Novasoft s.r.o. (Czech Republic)
  CIBER Ltd. (China)
  CIBER Novasoft Co. Ltd. (China)